Exhibit 23 (D)(2)

                         INVESTMENT ADVISORY AGREEMENT
                            FOR AVALON TRUST COMPANY

     This Agreement is made and entered into as of the 15TH day of October, 1999, by and between Declaration Fund, an unincorporated Pennsylvania business trust (the "Fund"), and Avalon Trust Company, a regulated trust company operating under the laws of the State of New Mexico ("Adviser").

     WHEREAS, Fund is registered as an open-end management investment to time, and with all applicable laws and regulations. All Services to be furnished by Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of Adviser or through such other parties as Adviser may determine from time to time.

     Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein. Adviser shall authorize and permit any of its officers, directors and employees, who may be elected as trustees or officers of Fund, to serve in the capacities in which they are elected.

     Except to the extent expressly assumed by Adviser herein and except to the extent required by law to be paid by Adviser, Fund shall pay all costs and expenses in connection with its operations and organization.

     (b) Books and Records. All books and records prepared and maintained by Adviser for Fund under this Agreement shall be the property of Fund and, upon request therefor, Adviser shall surrender to Fund such of the books and records so requested.

     2. Portfolio Transactions. Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolio and is directed to use its best efforts to obtain the best net results as described in the Portfolio's then current prospectus and statement of additional information. Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Portfolio with research, analysis, advice and similar services, and Adviser may pay to these brokers and dealers, in return for research and analysis, a higher commission or spread than may be charged by other brokers and dealers, provided that Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of Adviser to the Portfolio and Adviser's other clients and that the total commission paid by the Portfolio will be reasonable in relation to the benefits to the Portfolio over the long-term. Adviser will promptly communicate to the officers and the trustees of Fund such information relating to portfolio transactions as they may reasonably request.


     3. Compensation of Adviser. Fund will pay to Adviser on the last day of each month a fee at an annual rate equal to 1.00% of the daily average net asset value of the Portfolio, such fee to be computed daily based upon the net asset value of the Portfolio as determined by a valuation made in accordance with the Fund's procedure for calculating Portfolio net asset value as described in the Portfolio's then current Prospectus and/or Statement of Additional Information. During any period when the determination of the Portfolio's net asset value is suspended by the trustees of Fund, the net asset value of a share of the Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 3, be deemed to be net asset value at the close of each succeeding business day until it is again determined.

     4. Status of Investment Adviser. The services of Adviser to Fund are not to be deemed exclusive, and Adviser shall be free to render similar services to others so long as its services to the Portfolio are not impaired thereby. Adviser shall be deemed to be an independent contractor and shall, except as expressly set forth in this Agreement, have no authority to act for or represent Fund in any way or otherwise be deemed an agent of Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Adviser, who may also be a director, officer, or employee of Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     5. Permissible Interests. Trustees, agents, and stockholders of Fund may be affiliated with or have an interest in Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise, and directors, partners, officers, agents, and stockholders of Adviser may be affiliated with or have an interest in Fund as directors, stockholders or otherwise; and Adviser (or any successor) may be affiliated with or have an interest in Fund as a stockholder or otherwise.

     6. Liability of Investment Adviser. Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder in good faith. Adviser shall not be liable for any error of judgment or for any loss suffered by Fund or the Portfolio in connection with any matter to which this Agreement relates, except;

     (a) a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the
Act); or

     (b) a loss resulting from the reckless disregard, willful misfeasance, bad faith or gross negligence by the Adviser in the performance of its obligations and duties under this Agreement.

     7. Term. This Agreement shall remain in effect until October 15, 2001, and from year to year thereafter provided such continuance is approved at least annually by (1) the vote of a majority of the Board of Trustees of Fund or (2) a vote of a "majority" (as that term is defined in the Act) of the Portfolio's outstanding securities, provided that in either event such continuance is also approved by vote of a majority of the trustees of Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at meeting called for the purpose of voting on such approval; provided, however, that;

     (a) Fund may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to Adviser;

     (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

     (c) Adviser may terminate this Agreement at any time and without the payment of any penalty on 60 days written notice to Fund; and

     (d) the terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

     8. Notices. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery ritten above.


DECLARATION FUND              AVALON TRUST COMPANY



_______________________________         ______________________________
By: Terence P. Smith                    By: Roger Decort
President                               President & Chief Executive Officer


ATTEST:                                 ATTEST:

_______________________________         ______________________________
By:  ___________________________        By:  __________________________
Secretary                               Secretary
[Corporate Seal]                        [Corporate Seal]